Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form F-3) and related Prospectus of Rosetta Genomics Ltd. for the registration of  5,062,504 of its ordinary shares and to the incorporation by reference therein of our report dated March 31, 2011 (Except for  Note 1f and 16c as to which the date is November 2, 2011), with respect to the consolidated financial statements of Rosetta Genomics Ltd. included in the Current Report on Form 6-K filed with the Securities and Exchange Commission on November 2, 2011.

/s/ Kost Forer Gabbay & Kasierer
Tel-Aviv, Israel	Kost Forer Gabbay & Kasierer
November 2, 2011	A Member of Ernst & Young Global